ATTACHMENT ONE


                      Attachment for Item 77K of Form N-SAR
                   Changes in Registrant's Certifying Account


     On June 13, 2003, PricewaterhouseCoopers LLP ("PwC") resigned as the independent accountants for the Hollencrest Equity Fund (the "Fund"), a series of Advisors Series Trust (the "Company"). On June 13, 2003, the Company retained Tait Weller & Baker CPA's, LLP ("Tait") as the independent accountants for the Funds. The retention of Tait as the independent accountants of the Fund has been approved by the Company's Audit Committee and Board of Trustees.

     Since the inception of the Fund on December 23, 2002 through June 13, 2003, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years.

     A letter from PwC follows as Attachment Two.



June 26, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statement made by the Hollencrest Equity Fund of Advisors Series Trust (copy attached) which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR. We agree with the statements concerning our firm contained therein.


Very truly yours,


/s/ PricewaterhouseCoopers LLP
------------------------
PricewaterhouseCoopers LLP



cc:      Mr. Douglas Hess
           Treasurer, Advisors Series Trust.